Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Manpower Inc., which is incorporated by reference in Manpower Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.  We also consent to the incorporation by reference of our report dated January 28, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

January 22, 2004